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                                                                   EXHIBIT 21.1

                    SUBSIDIARIES OF SUMMIT BANK CORPORATION

a) The Summit National Bank, a national bank organized under the laws of the United States

b)       Summit Merchant Banking Corporation (Inactive)

c)       CashMart, Inc., organized under the laws of the state of Georgia